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                                                                    EXHIBIT 99.1

Press Release

                 DVI Receives Notice of Default on Senior Notes

JAMISON, Pa., July 16, 2003 - On July 15, 2003, DVI, Inc. (NYSE: DVI) received a Notice of Default from U.S. Bank National Association, the Trustee under the Indenture, dated as of January 27, 1997, between DVI and the Trustee (the "Indenture") relating to DVI's 9 7/8% Senior Notes due 2004 (the "Notes"), indicating that DVI failed to satisfy its obligation under Section 703(1) of the Indenture to file its quarterly report on Form 10-Q for the period ended March 31, 2003.

DVI has advised the Trustee that it does not believes that a default exists under Section 703(1) of the Indenture and understands that the Trustee is considering DVI's position.

If the Trustee does not rescind the Notice of Default promptly, DVI expects to address this issue by either challenging the validity of the Trustee's Notice of Default or seeking a waiver or modification from the holders of Notes representing not less than a majority in principal amount of the outstanding Notes, or both.

Pursuant to the Indenture, DVI will have 60 days from the date of the Notice of Default to cure the purported noncompliance with the Indenture. Neither the Trustee nor the holders of the Notes may exercise any remedies until after the 60-day cure period has elapsed.

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995.

Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside the DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.